Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-237038, 333-220577, 333-207330 and 333-195524) on Form S-8 of Digital Realty Trust, Inc., (Nos. 333-270596, 333-220887, and 333-129688) on Form S-3 of Digital Realty Trust, Inc. and (No. 333-270596-01) on form S-3 of Digital Realty Trust, L.P. of our reports dated February 23, 2024, with respect to the consolidated financial statements and financial statement schedule III, properties and accumulated depreciation, of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, L.P. and subsidiaries, and the effectiveness of internal control over financial reporting of Digital Realty Trust, Inc. and subsidiaries.

/s/ KPMG LLP

Dallas, Texas
February 23, 2024